UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2015

ALEXANDRIA REAL ESTATE EQUITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 East Colorado Boulevard, Suite 299
Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (626) 578-0777

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2015 (the “Amendment Date”), the Board of Directors of Alexandria Real Estate Equities, Inc. (the “Company”) amended and restated the Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan (as amended and restated, the “Amended 1997 Incentive Plan”) to replace “single-trigger” vesting acceleration with “double-trigger” vesting acceleration with respect to equity awards (except equity awards that vest upon the attainment of specified performance objectives) granted on or after the Amendment Date. As a result of the amendment and restatement, awards granted under the Amended 1997 Incentive Plan on or after the Amendment Date become fully vested (and exercisable, if applicable) upon a change of control of the Company (as defined in the Amended 1997 Plan) only if such awards are not assumed or continued, or substituted with a similar award, by the surviving or acquiring corporation, or in the event of the award holder’s Involuntary Termination (as defined in the Amended 1997 Incentive Plan) upon or within two years following such change of control unless otherwise provided in any written agreement between an award holder and the Company.

The foregoing description of the Amended 1997 Incentive Plan does not purport to be complete and is qualified in its entirety by the full text of the Amended 1997 Incentive Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date:	April 2, 2015	By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Chief Financial Officer